Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Don Duffy or Brian Prenoveau, CFA
Integrated Corporate Relations, Inc.
(203) 682-8200

NYFIX REPORTS UNAUDITED DIVISIONAL REVENUES FOR 2005
BY QUARTER AND FOR THE FULL YEAR

UPDATE ON ACCOUNTING RESTATEMENTS

UNAUDITED DIVISIONAL REVENUES FOR FIRST QUARTER 2006
REPORTED

New York, NY June 29, 2006: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, a leader in technology solutions for the financial marketplace, announced today its divisional revenues for 2005 by quarter and for the full year, an update on previously announced accounting restatements and divisional revenues for the first quarter of 2006.

In late 2005, NYFIX re-aligned its business into four operating divisions: FIX Network, Order Management Systems (OMS), Transaction Services and Order Book Management Systems (OBMS). The results of these divisions will be separately disclosed in the Company’s periodic filings with the SEC. The FIX Network Division provides software to enable global financial institutions to utilize the industry established Financial Information Exchange Protocol for messaging, monitoring and processing transaction information. The FIX Network segment also provides network connectivity between institutional investors, broker-dealers and exchanges. The Transaction Services segment is comprised of three U.S. registered broker-dealer subsidiaries: NYFIX Millennium, NYFIX Transaction Services and NYFIX Clearing. NYFIX Millennium, an alternative trading system registered under SEC Regulation ATS, provides anonymous matching and routing of U.S. equity securities. NYFIX Transaction Services provides direct electronic market access and algorithmic trading products. NYFIX Clearing clears trades on behalf of NYFIX Millennium and NYFIX Transaction Services and operates a matched-book stock borrow/stock loan business. The OMS segment provides software applications for desktop and wireless handheld management of New York Stock Exchange and Nasdaq listed trading activities. The OMS desktop platform provides clients with access to the Company’s connectivity and transaction services. The OBMS segment specializes in electronic trading solutions for the global derivatives market and offers order management workstations and exchange interfaces. Historical results have been recast to reflect the performance of these divisions in prior periods.

NYFIX cautions that the financial information noted below is unaudited and such amounts may differ from those included in quarterly and annual SEC filings. Due to the review of stock option and warrant grants noted below and the evaluation of the complex accounting implications of the results of that review, NYFIX is not able to provide GAAP results at this time. The Company does expect to report losses for the full year 2005 and the first quarter 2006 when it ultimately reports. The Company will provide detailed results once this evaluation has been completed.

Unaudited Quarterly and Full Year Revenues for 2005

First Quarter 2005

Revenues for the first quarter 2005 were $23.8 million, an increase of 38% over the $17.2 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended March 31,
(in millions)	2005	2004
	(As Restated)	(As Restated)
FIX Network	$8.9	$6.6
OMS	$5.9	$5.3
Transaction Services	$6.2	$3.3
OBMS	$2.8	$2.0

Total Revenues (unaudited)	$23.8	$17.2

Second Quarter 2005

Revenues for the second quarter 2005 were $23.9 million, an increase of 33% over the $18.0 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended June 30,
(in millions)	2005	2004

		(As Restated)
FIX Network	$9.5	$7.2
OMS	$5.9	$5.6
Transaction Services	$6.4	$3.3
OBMS	$2.1	$1.9

Total Revenues (unaudited)	$23.9	$18.0

Third Quarter 2005

Revenues for the third quarter 2005 were $24.4 million, an increase of 25% over the $19.5 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended September 30,
(in millions)	2005	2004

		(As Restated)
FIX Network	$10.4	$7.2
OMS	$5.8	$6.0
Transaction Services	$6.7	$3.5
OBMS	$1.5	$2.8

Total Revenues (unaudited)	$24.4	$19.5

Fourth Quarter 2005

Revenues for the fourth quarter 2005 were $25.5 million, an increase of 27% over the $20.1 million of restated revenues for the same period in 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Quarter ended December 31,
(in millions)	2005	2004

		(As Restated)
FIX Network	$11.0	$7.4
OMS	$5.3	$5.5
Transaction Services	$7.0	$4.6
OBMS	$2.2	$2.6

Total Revenues (unaudited)	$25.5	$20.1

Full Year 2005

As previously reported, revenues for the full year 2005 were $97.6 million, an increase of 30% over the $74.8 million of restated revenues for the full year 2004. Recast revenues from the Company’s four operating divisions were as follows:

	Year ended December 31,
(in millions)	2005	2004
		(As Restated)
FIX Network	$39.8	$28.4
OMS	$22.9	$22.4
Transaction Services	$26.3	$14.7
OBMS	$8.6	$9.3

Total Revenues (unaudited)	$97.6	$74.8

Network Connections and Millennium Matched Volume

As previously reported, NYFIX had some 4,150 institutional buy-side connections to its NYFIX Network at December 31, 2005, an increase of 73% over the approximately 2,400 institutional buy-side connections at December 31, 2004.

As previously reported, the average daily matched volume in the NYFIX Millennium alternative trading system was 14.0 million shares for the fourth quarter 2005, an increase of 97% over the average daily matched volume of 7.1 million shares during the fourth quarter 2004. The average number of symbols matched daily was 577 for the fourth quarter 2005, compared to 202 for the fourth quarter 2004. For full year 2005, the average daily matched volume in NYFIX Millennium was 11.6 million shares, an increase of 68% over the average daily matched volume of 6.9 million shares during the full year 2004. The average number of symbols matched daily was 420 for the full year 2005, compared to 200 for full year 2004. Included in the volume and symbol figures noted above are conditional orders that are executed against pass-through orders and other conditional orders, and third-market trades crossed by clients and reported by NYFIX to Nasdaq.

Update on Accounting Restatements

NYFIX has substantially completed the previously announced review of historical stock option grants and is still evaluating the complex accounting implications on previously reported results. Since the accounting for common stock purchase warrants is similar to that for stock options, NYFIX expanded its review to include such awards. NYFIX has expended significant resources as part of its process to conform its accounting for stock options and warrants to GAAP. During the year ended December 31, 2005 and the quarter ended March 31, 2006, NYFIX incurred costs of $3.1 million and $3.9 million, respectively, related to the SEC inquiries, the financial restatements and related litigation. The Company has performed a detailed forensic review of over 1,400 awards to more than 500 grantees. At times the Company retained in excess of 60 contract lawyers and accountants combined to review hundreds of thousands of documents, such as Board and Committee meeting minutes, resolutions, schedules and emails, and meta-data for such documents, to respond to SEC information requests and to determine the appropriate dates to measure the accounting impact of grants and exercises. The Company’s review has identified a number of accounting issues not previously included in the $16.4 million restatement for stock option compensation included in the 2004 Annual Report on Form 10-K. The Company expects the accounting consequences of these issues to materially exceed the $2.0 million of estimated additional stock option compensation announced in October 2005. Some of the more significant issues include the following:

•	Grants where there is insufficient basis to rely on the process and documentation to reasonably ascertain a date to measure the accounting impact.

•
Grants where there was a failure to complete the option grant process by the effective date of the grant with respect to the number of shares to be issued, amounts allocated to grantees and/or the subsequent identification of new grantees.

•	Grants for which there were subsequent modifications.

•	Non-recourse loans issued by certain Officers and Directors for the exercise of options and warrants.

As previously announced, NYFIX will restate previously reported results for other issues in addition to stock option and warrant compensation. These issues were identified during an overall internal accounting review by management and the ongoing re-audit of financial statements for 2004 and 2003 by Friedman, LLP, the independent registered public accounting firm appointed by the Company’s Audit Committee in November 2005, and include the following (all amounts unaudited):

•
$4.0 million, net, in additional pre-tax charges associated with the 2002 acquisition of an initial interest in Renaissance Trading Technologies, LLC (“Renaissance”) and the 2003 acquisition of the remaining interest in Renaissance not previously held by the Company. Gross charges of $2.5 million and $2.0 million for the years ended December 31, 2003 and 2002 are offset by reductions to amortization expense for an intangible asset left at cost of $0.1 million, $0.3 million and $0.2 million, respectively, for the first quarter 2005 and the full years 2004 and 2003.

•
$1.6 million, net, in additional pre-tax charges associated with the 2002 acquisition of an initial interest in EuroLink Network, Inc. (“EuroLink”) and the 2004 acquisition of the remaining interest in EuroLink not previously held by the Company. Of this amount, $0.1 million, $0.7 million and $0.8 million, respectively, relate to the years ended December 31, 2004, 2003 and 2002.

•
$2.0 million pre-tax reversal of revenue recorded in 2001 with respect to transactions with an entity operated by substantially the same principals as EuroLink prior to the Company’s initial investment in EuroLink in 2002.

•
$0.9 million pre-tax net reversal of revenue recorded by the London branch office of the Company’s NYFIX Overseas subsidiary related to the timing of delivery of product and service periods covered. Of this net amount, $0.1 million is an increase to revenues for the first quarter 2005, $0.4 million is a decrease to revenues for the full year 2004, $0.1 million is an increase to revenues for 2003 and $0.7 million is a decrease to revenues for the year ended December 31, 2002.

•
$0.2 million pre-tax charge in the first quarter of 2005 related to the Company’s $7.5 million convertible note for the amortization of the debt discount established for embedded derivatives and the fair value adjustments on those embedded derivatives.

•
The Company has established a valuation allowance for deferred tax assets effective December 31, 2000. The Company had not previously reserved for deferred tax assets until the third quarter of 2004. As a result of this restatement, tax benefits of $3.7 million previously recorded through additional-paid-in capital and on acquisitions have been reversed and therefore have not been reserved for through operations. In addition, primarily because of the additional expense recorded for the losses incurred by Renaissance, a net deferred tax liability recorded through operations has been reduced by $1.2 million.

NYFIX previously only recorded a portion of the operating losses of Renaissance and EuroLink based on the percentage voting interest it held in these entities under the equity method. Since NYFIX provided substantially all of the funding for these entities through its investments and through loans and advances, historical results have been restated to absorb 100% of these operating losses. Prior to making its investment in EuroLink in March 2002, NYFIX previously recorded $2.0 million of revenue in 2001 for transactions with IMX Group, LLC (“IMX”). IMX had minimal assets other than cash from a $0.5 million loan from NYFIX and was operated by substantially all of the same principals who later operated EuroLink. The $2.0 million liability on the books of IMX was transferred to EuroLink in March 2002 and was paid to NYFIX out of the $4.0 million investment made by NYFIX in EuroLink in March 2002.

Unaudited Revenues for First Quarter 2006

Revenues for the first quarter 2006 were $25.4 million, an increase of 7% over the $23.8 million of restated revenues for the first quarter 2005.

Revenues from the Company’s four operating divisions were as follows:

	Quarter ended March 31,
(in millions)	2006	2005
		(As Restated)
FIX Network	$11.3	$8.9
OMS	$5.2	$5.9
Transaction Services	$7.3	$6.2
OBMS	$1.6	$2.8

Total Revenue (unaudited)	$25.4	$23.8

Adjustments to Exercise Prices for Option Grants to Officers and Directors

In June 2006, the Company increased the exercise prices of certain grants still outstanding to certain Directors and Officers where, based on the state of the documentation or process involved, there is doubt as to the appropriateness of the Company’s prior practices regarding grant date and/or exercise price. The Company intends to request additional payment from a former Director and a former Officer where similar doubts exist on grants that have been exercised.

Although Robert Gasser, NYFIX’s current Chief Executive Officer, was not involved in the granting process when these awards were issued, he has voluntarily agreed to be held to the same standard. As a result, the Company has increased the exercise prices on certain grants made to him and has voided an award given to him where the date of grant could not be ascertained.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products, the ability of the Company to achieve and manage its strategic initiatives; the effect of increased competition; economic, political and market conditions and fluctuations; the impact of accounting for stock option issuances; ongoing regulatory investigations and other factors described from time to time in the Company's Form 10-K and periodic reports filed with the U.S. Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.